Exhibit (p)(18)

FASCIANO ASSOCIATES, LLC

POLICIES AND PROCEDURES

REGARDING MATERIAL NON-PUBLIC

INFORMATION,

PERSONAL TRADING

AND

CODE OF ETHICS

i

I.	INTRODUCTION

Fasciano Associates, LLC (“Fasciano”) takes the position that strict adherence to applicable federal and state securities laws is in the best interests of our clients and prospective clients (“Clients”), our employees, the securities industry and the investing public. This Code of Ethics ( the “Code”) sets out standards for business conduct premised on fundamental principals of openness, integrity, honesty and trust, as well as our fiduciary duties. Its intent is to convey to employees the value Fasciano places on ethical conduct, and to challenge employees to live up to not only the letter of the law, but also to the standards of the organization.

These Policies and Procedures are written standards designed to deter and detect wrongdoing, and require Fasciano, including each of its directors, members, officers or employees and any other Supervised Person:

•	To comply with applicable federal and state securities laws, rules and regulations.

•

To act with utmost good faith, consistent with our fiduciary duties, ethical and professional standards, and in the best interest of Clients by avoiding conflicts of interest, by full disclosure of actual or perceived material conflicts of interest to Clients, and by putting Clients’ interests ahead of the interests of Fasciano and its officers, directors and employees.

•	Full, fair, accurate, and timely disclosures in reports and documents that Fasciano files with or submits to the SEC and in other public communications.

•	Accountability for adherence to Fasciano’s policies and procedures, and the reporting of any violations of this Code of Ethics promptly to the Chief Compliance Officer.

Fasciano believes that misuse of material non-public information in trading Securities is detrimental to the securities industry and the investing public. Therefore, Fasciano maintains and enforces written policies and procedures, reasonably designed and taking into consideration the nature of our business to prevent the misuse of material non-public information by any of our officers, directors and employees.

No Fasciano officer, director or employee shall, either directly or indirectly:

•

Purchase, sell or engage in a transaction, either personally or on behalf of others (such as private accounts managed by Fasciano), involving any asset on the basis of (i.e., while aware) Material Non-Public Information; or

•	Communicate Material Non-Public Information to any employee or other person except to, or with the prior consent of, the Chief Compliance Officer (“Compliance Officer”).

This policy applies to every Fasciano officer, director, member and/or employee and extends to activities both within and outside their duties at Fasciano. Every officer, director and employee must read, become familiar with, acknowledge receipt of and retain a copy of these Policies.

These Policies are only general guidelines to be followed by Fasciano’s officers, directors and employees and do not include all laws, rules, regulations and orders that govern the business activities of Fasciano, and cannot address every possible conflict of interest. If any officer, director or employee has any questions not addressed in these Policies, or believes that application of a policy or procedure would be inappropriate in particular circumstances, he/she must seek the guidance of the Compliance Officer.

II.	PROCEDURES APPLICABLE TO INDIVIDUAL OFFICERS, DIRECTORS, MEMBERS AND/OR EMPLOYEES

A.	DEFINITIONS

These Policies set forth guidelines regarding the duty of each employee, officer, and director of Fasciano to avoid professional or personal investment transactions that may constitute a prohibited activity, and to comply with Fasciano’s policy regarding Material Non-Public Information and Insider Trading. For purposes of these Policies, the following definitions shall apply:

“Supervised Person”

The term “Supervised Person” as used herein shall mean:

•	Any officer, member or director (or other person occupying a similar status or performing similar functions) or employee of Fasciano.

•	Any person who provides investment advice on behalf of, and is subject to the supervision and control of Fasciano.

“Access Person”

The term “Access Person” as used herein shall mean any person deemed to be an Access Person pursuant to Rule 17j-1(a)(1) under the Investment Company Act of 1940 (the “1940 Act”), or pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”), which includes all directors, members and officers of Fasciano, and any other Supervised Person:

1.	Who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any “reportable fund” (as defined in Rule 204A-1 under the Advisers Act); or

2.	Who makes, assists in making, or is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

“Beneficial Interest”

The term “Beneficial Interest” as used herein shall be determined generally in the same manner as beneficial ownership would be determined be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”). This means that persons should generally consider themselves to have a “Beneficial Interest” in any Security in which they have a direct or indirect financial interest. In addition, persons should consider themselves to have a “Beneficial Interest” in any Security held by their spouse, minor children, relatives who share their home, or other persons by reason of any contract, arrangement, understanding, or relationship that provides them with sole or shared voting or investment power over that Security.

Although the following list is not exhaustive, under the Exchange Act and this Code, a person generally would be regarded to be the “Beneficial Owner” of the following Securities:

1.	Securities held in the person’s own name;

2.	Securities held with another in joint tenancy, community property, or other joint ownership;

3.	Securities held by a bank or broker as nominee or custodian on such person’s behalf or pledged as collateral for a loan;

4.	Securities held by members of the person’s immediate family sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships and also includes a registered domestic partner);

5.	Securities held by a relative not residing in the person’s home if the person is a custodian, guardian or otherwise has or shares control over the purchase, sale, or voting of the Securities;

6.	Securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

7.	Securities held by a trust for which the person serves as a trustee (other than an administrative trustee with no investment discretion);

8.	Securities held by a general partnership or limited partnership in which the person is a general partner;

9.	Securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio Securities (other than a registered investment company);

10.	Securities in a portfolio giving the person certain performance-related fees; and

11.	Securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

“Security” or “Securities”

“Security” or “Securities” means note, stock, treasury stock, bond, debenture, evidence of indebtedness, shares of open and closed-end investment companies, including those of open-end ETF shares and UIT ETF shares, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. For purposes of this Code, the terms Security and Securities shall also include any financial instrument whose value is determined by reference to a Security or Securities, as defined above (including futures, options on futures, swaps and forward contracts).

“Purchase or Sale of a Security”

Purchase or Sale of a Security means any direct or indirect acquisition or disposition of a Beneficial Interest in a Security, including, among other things, the writing of an option to purchase or sell a Security or entering into any other contract for the purchase or sale of such Security, whether or not such contract is conditioned upon intervening events.

“Material Non-Public Information”

“Material Non-Public Information” is any information about a company or a Security, that is not publicly available and that a reasonable investor would consider material when making an investment decision, or information that is reasonably likely to have an effect on the price of a Security.

Information should generally be considered to be “material” if it relates to, for example: significant changes in financial condition, proposed dividend increases or decreases, significant deviations from analysts’ earnings estimates, significant changes in previously released earnings estimates by the company, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary management developments or purchase or sale of substantial assets. Information concerning any changes of the type described in the preceding sentence, even if such change is not significant, may also be “material” in some instances.

Information should generally be considered to be “Non-Public” if (1) it was received under circumstances that indicate that it is not yet in general circulation; or (2) if a reasonable person would believe that it was received under an explicit or implicit obligation not to disclose the information. Facts indicating that information is generally available include, for example, the announcement of the information on the broad tape or by Reuters, The Wall Street Journal or trade publications, together with the passage of sufficient time for the market to have absorbed the information.

Material Non-Public Information is sometimes referred to as “inside information,” meaning that the information was obtained directly or indirectly from the company (including the company’s partners, directors, officers, or employees, generally, “insiders”) to which it relates. However, Material Non-Public Information does not have to be obtained from the company (or its insiders) to which such information pertains. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a Security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

Whether specific information constitutes Material Non-Public Information or Inside Information may be difficult to determine, and in cases of doubt the Compliance Officer should be consulted.

B.	INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS

Access Persons may not acquire, directly or indirectly, any Beneficial Interest in a Security in connection with an initial public offering (“IPO”) or a limited offering of that Security, without obtaining the prior approval of the Compliance Officer. The term limited offering includes any offering that is exempt from registration under the Securities Act of 1933.

C.	MATERIAL NON-PUBLIC INFORMATION

Purchasing, selling or engaging in a transaction involving any Security on the basis of Material Nonpublic Information or communication of such information is unlawful and may constitute a criminal act, subjecting the person committing such violation and Fasciano to criminal and civil sanctions. Fasciano’s officers, directors employees and other Supervised Persons shall not, for the benefit of Fasciano, him or herself, any Client, or any other person, either directly or indirectly, trade or recommend trading on the basis of Material Non-Public Information.

Violation of these restrictions by any Supervised Person is a serious violation of their employment and may subject the Supervised Person to immediate disciplinary action, up to and including termination.

It is the policy of Fasciano to control access to any Material Non-Public Information that it may receive. Whenever an officer, director employee or other Supervised Person of Fasciano believes that he/she may be aware of Material Non-Public Information about a Security or a company, he/she shall immediately advise the Compliance Officer, and shall not (1) trade in or recommend trading in that Security (or related Securities) or any other Security issued by that company unless expressly permitted to do so by the Compliance Officer; or (2) divulge such information to persons other than to the Compliance Officer until the Compliance Officer unless expressly permitted to do so by the Compliance Officer. If he/she has any question at all as to whether the information is material or whether it is inside and not public information, he/she must resolve the question or questions before trading, recommending trading or divulging the information.

In no event shall a Supervised Person disclose any Material Non-Public Information to any third party or Client. In no event shall a Supervised Person disregard the restrictions on insider trading imposed by the Federal securities laws.

D.	NONDISCLOSURE OF CLIENT INFORMATION

No officer, director or employee of Fasciano shall disclose the identity, investments, portfolio positions or transactions or other confidential investment information regarding any Client (other than to that Client or at its direction) unless the Compliance Officer has approved such disclosure. This prohibition shall not apply to any disclosure required by law. However, notification to the Compliance Officer must be made prior to any disclosure of information.

E.	PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

Supervised Persons must obtain approval from the Compliance Officer before effecting a personal transaction in a Security. Pre-clearance is valid and in effect only until the end of the next business day following the day pre-clearance is given. The pre-clearance expires if and when the person becomes, or should have become, aware of facts or circumstances that would prevent a proposed trade from being pre-cleared.

F.	PERSONAL INVESTMENT HOLDINGS AND TRANSACTION REPORTS

Upon the commencement of employment with Fasciano, and annually thereafter, each Supervised Person shall file a disclosure of his or her current outside brokerage accounts, including the disclosure of other investments not held at a brokerage firm, (e.g., participation in limited partnerships, private placements, joint ventures, etc.) and shall disclose whether they are an owner, director, officer or partner of an organization unaffiliated with the firm.

Every Supervised Person shall file with the Compliance Officer a quarterly report of all transactions in a Security. A Supervised Person shall not be required to include on such quarterly report (i) transactions effected through an automatic investment plan in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a pre-determined schedule and allocation (such as the Company’s 401 (k) Plan or a dividend reinvestment plan), (ii) Securities held in accounts over which the Supervised

Person had no direct or indirect influence or control, (iii) Securities that are direct obligations of the Government of the United States, (iv) money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (v) shares of money market funds; (vi) shares issued by open-end investment companies, other than exchange-traded open-end funds and shares managed by Fasciano; and (vii) shares issues by unit investment trusts that are invested exclusively in one or more open-end funds, other than the types of open-end funds that are excepted in (vi) above.

Such quarterly reports shall be submitted to the Compliance Officer not later than thirty (30) calendar days after the end of each calendar quarter. If no transactions have been effected during a calendar quarter, the report must be completed, stating that no transactions occurred during that quarter.

In addition to the quarterly reports, every new Supervised Person shall file with the Compliance Dept. an Initial Holdings Report no later than ten (10) calendar days after such person first became a Supervised Person. This initial holdings report must contain information as of a date no more than forty-five (45) days prior to the date the employee becomes a Supervised Person, and must include, among other things, (i) the name, number of shares, and principal amount of each Security (except Non-covered Securities) in which such person has direct or indirect beneficial ownership and (ii) the name of any broker, dealer or bank with whom such person maintains an account in which any Securities are held for the direct or indirect beneficial interest of such person. Each Supervised Person shall update his or her holding report as of December 31, each year, and submitted to the Compliance Officer not later than February 14.

The Compliance Officer shall review the Securities transactions for each Supervised Person quarterly.

Upon its adoption and on an annual basis thereafter, the Compliance Officer shall provide each Supervised Person with a copy of these Policies, as then in force, and each Supervised Person shall, in writing, (1) acknowledge his or her receipt of these Policies and (2) affirm that they have read these Policies. In addition, each Supervised Person shall update their current outside brokerage accounts, including the disclosure of other investments not held at a brokerage firm, (e.g., participation in limited partnerships, private placements, joint ventures, etc.) and shall disclose whether they are an owner, director, officer or partner of an organization unaffiliated with the firm.

III.	ADMINISTRATION OF THE POLICIES

At least annually, each Supervised Person shall certify in writing to Fasciano that he/she has received, reviewed and is in compliance with the requirements of Fasciano’s Code of Ethics and, except as disclosed to Fasciano, has been in compliance with these Policies at any time since his/her last certification of compliance.

IV.	ENFORCEMENT

In event that the Compliance Officer believes that any person subject to these Policies may have violated any provision of these Policies, he/she shall give such person an opportunity to explain the circumstances of the potential violation and to supply additional explanatory material. Following a review of such material and any investigation he/she believes is appropriate, the Compliance Officer shall make a preliminary determine of whether a violation has or may have occurred.

Upon determination that a minor violation of these Policies has occurred, the Compliance Officer may impose sanctions as he/she deems are appropriate under the circumstances.

On an annual basis, the Compliance Officer shall prepare for the Board of Directors of any fund advised or sub-advised by Fasciano that are registered under the Investment Company Act of 1940 a written report setting forth the following:

1.	A summary of existing procedures to detect and prevent insider trading;

2.	Full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

3.	An evaluation of the current procedures and any recommendation for improvement; and

4.	A description of Fasciano’s continuing educational program regarding insider trading, including the dates of such programs since the last report to management.

V.	REPORTING VIOLATIONS

Rule 204A-1 of the Advisers Act requires prompt internal reporting of any violations of these Policies. Any violations of these Policies, including Fasciano’s Code of Ethics, must be reported immediately to the Compliance Officer.

PERSONAL INVESTMENT TRANSACTION REPORT

1ST 2ND 3RD 4TH QUARTER OF 20

NOTE: All Supervised Persons must complete, sign and return this form within 30 days of the end of each calendar quarter to the Compliance Officer, even if you have NO reportable securities transactions

Employee:

Check here if you have had no reportable investment transactions this quarter:

DATE OF TRANSACTION	PURCHASE (P), SALE (S), OR OTHER (O) ACQUISITION OR DISPOSITION	AMOUNT OF SECURITY TRADED	TITLE OF INVESTMENT (INCLUDE TICKER SYMBOL OR CUSIP)	UNIT PRICE/ SHARE	NAME OF BROKER, DEALER OR BANK	BENEFICIAL OWNERSHIP (DIRECT/ INDIRECT)

New Brokerage Account Established During this Quarter for your Direct or Indirect Beneficial Interest (if any):

Name of Broker:	Date Established:

NOTE: Employees may attach copies of all brokerage statements for the relevant period. It is acceptable to simply refer to the attached brokerage statements in the table above (e.g. “See attached brokerage statements”)

I certify that I have listed above all reportable transactions executed during the time frame referenced above and that the attached brokerage statement(s) is/are true and correct copies of the original and represent all reportable investments owned directly of beneficially by me and my immediate family members living with me during the applicable reporting period.

Signature	Date

INITIAL PUBLIC OFFERING AND LIMITED OFFERING PRE-CLEARANCE

Employee:

Date:

Proposed Date of Transaction:

Title of Investment and Ticker:

Number/Approximate Value of Shares Proposed to be Acquired:

Relationship (if any) to the Issuer:

I certify that I have no Material Non-Public Information concerning this transaction and that, to the best of my knowledge, the purchase of this security is not under consideration for any account managed by Fasciano.

Signature	Date

Authorization of Compliance Officer

Date
Compliance Officer

INITIAL BROKERAGE REPORT

Please list all open (active and inactive) brokerage accounts, which you or members of your immediate family control. This would include accounts of which you are the custodian, trustee or beneficiary. Please provide all of the information requested below and, if you have not already done so, promptly direct your broker to forward duplicate statements to the attention of the Compliance Officer.

             Neither I, nor any members of my immediate family have any open brokerage accounts as described above.

Account Number	Name of Account Holder(s)	Name of Brokerage Firm

Additionally, if you have other investments not held at a brokerage firm, e.g., participation in memberships, private placements, joint ventures, etc. or are an owner, director, officer or partner of an organization unaffiliated with the firm, please disclose this information in the space below (the value of your investment(s) need not be disclosed):

This information will be kept confidential and will only be reviewed by the firm’s Compliance Officer and upon request by a regulatory agency such as the Securities and Exchange Commission.

Signature	Date of Hire

Print Name	Date of Report

ANNUAL UPDATE TO BROKERAGE REPORT

Please list all open (active and inactive) brokerage accounts, which you or members of your immediate family control. This would include accounts of which you are the custodian, trustee or beneficiary. Please provide all of the information requested below and, if you have not already done so, promptly direct your broker to forward duplicate statements to the attention of the Compliance Officer.

             Neither I, nor any members of my immediate family have any open brokerage accounts as described above.

Account Number	Name of Account Holder(s)	Name of Brokerage Firm

Additionally, if you have other investments not held at a brokerage firm, e.g., participation in memberships, private placements, joint ventures, etc. or are an owner, director, officer or partner of an organization unaffiliated with the firm, please disclose this information in the space below (the value of your investment(s) need not be disclosed):

This information will be kept confidential and will only be reviewed by the firm’s Compliance Officer and upon request by a regulatory agency such as the Securities and Exchange Commission.

Signature	Date of Hire

Print Name	Date of Report

INITIAL HOLDINGS REPORT

NOTE: All Supervised Persons must complete, sign and return this form within 10 days of their employment and the information contained in this report must be as of a date not more than 45 days prior to the date it is submitted to the Compliance Officer. You must complete and file this report even if you have NO reportable holdings.

Employee:

Title of Investment (include Ticker Symbol or CUSIP)	Number of Shares or Par Value	Approximate Unit/Share Price	Beneficial Ownership (Direct/Indirect)	Brokerage or Other Account Where Held

NOTE: It is acceptable to simply attach brokerage statements containing the relevant information.

I certify that I have listed above, or attached brokerage statements listing all Beneficial Interests in any reportable Security (whether direct or indirect) as of a date not more than 45 days prior to the date indicated below.

Signature	Date

ANNUAL HOLDINGS REPORT

NOTE: All Supervised Persons must complete, sign and return this form by February 14 of each year, and the information contained in this report must be as of a date not more than 45 days prior to the date it is submitted to the Compliance Officer. You must complete and file this report even if you have NO reportable holdings.

Employee:

Title of Investment (include Ticker Symbol or CUSIP)	Number of Shares or Par Value	Approximate Unit/Share Price	Beneficial Ownership (Direct/Indirect)	Brokerage or Other Account Where Held

NOTE: It is acceptable to simply attach brokerage statements containing the relevant information.

I certify that I have listed above, or attached brokerage statements listing all Beneficial Interests in any reportable Security (whether direct or indirect) as of a date not more than 45 days prior to the date indicated below.

Signature	Date

ACKNOWLEDGEMENT OF RECEIPT AND CERTIFICATION

I,                                                              , acknowledge that I have received and read the Policy Statement and Procedures Regarding Material Inside Information, Personal Trading and Code of Ethics of Fasciano Associates, LLC.

Signature	Date